Exhibit 99.B(d)(2)(iv)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee

ING Dow Jones Euro STOXX 50® Index Portfolio	August 3, 2009	0.27%

ING FTSE 100 Index® Portfolio	August 3, 2009	0.27%

ING Global Equity Option Portfolio	August 20, 2008	0.045%

ING Hang Seng Index Portfolio	May 1, 2009	0.27%

ING Index Plus LargeCap Portfolio	May 1, 2002	0.158%

ING Index Plus MidCap Portfolio	May 1, 2002	0.180%

ING Index Plus SmallCap Portfolio	May 1, 2002	0.180%

ING International Index Portfolio	March 4, 2008	0.1710% on all assets

ING Japan Equity Index Portfolio	August 3, 2009	0.27%

ING NASDAQ 100 Index® Portfolio	August 3, 2009	0.2025%

ING Opportunistic LargeCap Portfolio	May 1, 2002	0.270%

ING Russell™ Global Large Cap Index 75% Portfolio	August 20, 2008	0.21% on all assets

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.2025%

ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets

ING Small Company Portfolio	May 1, 2002	0.338%

ING U.S. Government Money Market Portfolio	October 31, 2008	0.158% on first $1 billion 0.146% on the next $2 billion 0.135% in excess of $3 billion

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

2